UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2018

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia		22182
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On March 29, 2018, the Board of Directors (the “Board”) of MicroStrategy Incorporated (the “Company”) elected Margaret A. Breya and Leslie J. Rechan to serve as members of the Board.

Ms. Breya, age 56, has served as chief operating officer at Ionic Security, a privately-held provider of data protection and control software, since January 2016. Prior to that, Ms. Breya served as the executive vice president and chief marketing officer at Informatica Corporation, a leading independent provider of enterprise data integration and data quality software and services, from December 2012 to August 2015. Prior to joining Informatica, she held senior positions at Hewlett-Packard Company, a leading global provider of products, technologies, software, solutions and services, from November 2010 to December 2012, most recently as senior vice president of marketing services. Since September 2016, Ms. Breya has served on the board of directors of LSC Communications, Inc., a publicly-traded communications company. She also served on the board of directors of Jive Software, Inc., a formerly publicly-traded technology company, from August 2013 to June 2017. Ms. Breya received a B.S. in Electrical Engineering from the University of Illinois and an M.B.A. from the University of Oregon.

Mr. Rechan, age 56, has served as president and chief executive officer and a director of Solace Corp., a privately-held smart data movement solutions company, since September 2017. Prior to that, Mr. Rechan served as president and chief executive officer and a director of Halogen Software, a cloud-based talent management software provider, from May 2015 to May 2017. Previously, he served as general manager from November 2011 to April 2014 and as vice president, sales, solutions and services from February 2008 to October 2011 of IBM Business Analytics, a software group at IBM. Since May 2015, Mr. Rechan has served on the board of directors of PROS Holdings, Inc., a publicly-traded cloud software company. Mr. Rechan received a B.S. in Electrical Engineering and a B.A. in Organizational Behavior from Brown University and an M.A. in Management from Northwestern University.

In connection with Ms. Breya and Mr. Rechan’s election as directors, management plans to recommend to the Compensation Committee of the Board (the “Compensation Committee”) that it grant to each of Ms. Breya and Mr. Rechan an option to purchase 15,000 shares of the Company’s class A common stock (“Common Stock”) under the Company’s 2013 Stock Incentive Plan, as amended (the “Plan”), with such option vesting in equal annual installments of 25% over a four-year vesting period. Ms. Breya and Mr. Rechan will also be entitled to receive on May 31 of each year an automatic annual stock option award to purchase 5,000 shares of Common Stock in accordance with the terms of the Plan.

In addition, Ms. Breya and Mr. Rechan will be entitled to compensation pursuant to the Company’s non-employee director compensation policy, including the perquisites and other personal benefits to which all other non-employee directors are entitled, as described in the Company’s Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2017, which description is incorporated herein by reference.

Departure of Named Executive Officer

On April 3, 2018, David J. Rennyson, a named executive officer of the Company, resigned from his position as the Company’s Senior Executive Vice President, Worldwide Sales. Mr. Rennyson will remain with the Company in an advisory capacity for a transition period that has not yet been determined.

Appointment of Executive Officer

The Company elected Kevin Norlin to succeed Mr. Rennyson as its Senior Executive Vice President, Worldwide Sales, effective as of April 3, 2018 (the “Start Date”).

Prior to his position with the Company, Mr. Norlin, age 49, served as senior vice president, global sales, financial services for NCR Corporation, a publicly-traded technology company, since August 2017. Prior to NCR, Mr. Norlin worked at Hewlett Packard Enterprise, where he served as vice president and general manager, worldwide sales, operations and strategy from April 2016 to February 2017. From October 2012 to February 2016, Mr. Norlin held various senior positions at Dell Software Group, including vice president and general manager, Americas and EMEA. Mr. Norlin received a B.A. from Louisiana State University.

Mr. Norlin’s annual base salary is $450,000 and he is eligible for an annual cash bonus with a target of $400,000, which will be subject to the terms and conditions of a performance-based bonus plan. His bonus potential will be pro-rated for 2018 to reflect the time he is employed by the Company in 2018. In connection with the commencement of his employment with the Company, Mr. Norlin will receive a one-time reporting bonus of $75,000, payable in the first pay period following the Start Date and recoverable by the Company if Mr. Norlin resigns from his employment with the Company within twelve (12) months of the Start Date. Management plans to recommend to the Compensation Committee that it grant to Mr. Norlin an option to purchase 35,000 shares of Common Stock under the Plan, with such option vesting in equal annual installments of 25% over a four-year vesting period. Mr. Norlin is also entitled to perquisites and other personal benefits to which all other executive officers below the CEO level are entitled, as described in Exhibit 10.7 to the Company’s Annual Report on Form 10-K filed with the SEC on February 7, 2018, which description is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2018	MicroStrategy Incorporated
(Registrant)

	By:	/s/ Phong Le
	Name:	Phong Le
	Title:	Senior Executive Vice President & Chief Financial Officer